     Exhibit 16.1

KPMG LLP Suite 600 701 West Eighth Avenue Anchorage, AK 99501
March 19, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen;
We were previously principal accountants for Northrim Bancorp, Inc. (Company) and, under the date of March 15, 2010, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2009 and 2008 and the effectiveness of internal control over financial reporting as of December 31, 2009. On January 27, 20I0, we were notified that the Company engaged Moss Adams LLP as its principal accountant for the year ending December 31, 2010 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, and the issuance of our reports thereon. On March 15, 2010, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K/A, dated March 19, 2010, and we agree with such statements.
Very truly yours,
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.